Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated December 1, 2005 on the financial statements of Ethanol Grain Processors, LLC (a Development Stage Company) as of December 31, 2004, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (October 28, 2004) to December 31, 2004 in the Form SB-2 Registration Statement of Ethanol Grain Processors, LLC dated on or about December 30, 2005 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co., P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota
December 30, 2005